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Exhibit 99.1

[EBIX LOGO]

EBIX ACQUIRES CALIFORNIA BASED INSURANCE BPO—INSURANCE DATA SERVICES (IDS)

        ATLANTA, GA—November 2, 2007—Ebix, Inc. (NASDAQ: EBIX), a leading international developer and supplier of software and e-commerce solutions to the insurance industry, today announced that it has acquired California based JenQuest, Inc. and its subsidiary Insurance Data Services through a merger effective November 1, 2007.

        Founded in 1990, Insurance Data Services (http://www.certsonline.com), a wholly owned subsidiary of JenQuest™, pioneered the first outsourcing application for Certificate of Insurance tracking. Over the years, IDS has emerged as the leader in the certificate of insurance tracking industry with a customer base spread across 20 different industries. It services these customers from its national service center based in Hemet, California through an employee base of approximately 100 employees. The acquisition is expected to be accretive to Ebix earnings per share ("EPS") in the near and long term future.

        The deal will involve upfront cash payments of $11.25 million to JenQuest shareholders plus a potential earn-out cash payment of up to $1.35 million paid 12 months from the date of acquisition, if specific revenue targets of the IDS BPO division of Ebix are achieved. Ebix primarily funded this transaction through internal sources using its own cash reserves. No Ebix shares were issued in the transaction.

        Robin Raina, Chairman, President and CEO of Ebix, Inc., said, "The acquisition of IDS is a step towards even better utilizing our present infrastructure in India and establishing Ebix as a leading BPO provider in the insurance industry. With a customer base ranging from top names like Home Depot, Lowes, Sears, Costco, Amazon, BJ, DR Horton, Lennar Homes, JC Penney, Harley Davidson, Pulte Homes, etc., IDS has emerged as the leader in the insurance certificate tracking business and was a perfect fit for Ebix."

        Raina added, "In the last few years, Ebix has successfully established itself as a leading back-office services provider in the insurance industry. The purchase of IDS builds on this strategy of growth through recurring revenue derived from providing back-end services related to the insurance sector. This acquisition is a perfect complement to our India development and BPO services infrastructure as India will help us grow IDS revenues while bringing costs down."

        "We are especially pleased that the acquisition provides us with a cohesive management team and an employee base that has delivered consistently and brings additional specialized insurance BPO expertise to Ebix," added Raina. "We intend to immediately integrate IDS into our existing Ebix BPO division"

        No financial advisors were involved in the transaction from the Ebix side. Donaldson Werth & Company served as financial advisors to JenQuest for this transaction.

About Ebix

        Ebix, Inc. is a leading international supplier of software and e-commerce solutions to the insurance industry. Ebix provides a series of application software products for the insurance industry ranging from carrier systems, agency systems and exchanges to custom software development for all entities involved in the insurance and financial services industries.

        Ebix strives to work collaboratively with clients to develop innovative technology strategies and solutions that address specific business challenges. Ebix combines the newest technologies with its capabilities in consulting, systems design and integration, IT and business process outsourcing, applications software, and Web and application hosting to meet the individual needs of organizations.

        With bases in Singapore, Australia, UK, the US, New Zealand, India and Canada, Ebix employs insurance and technology professionals who provide products, support and consultancy to more than 3,000 customers on six continents. Ebix's focus on quality has enabled it be awarded Level 5 status of the Carnegie Mellon Software Engineering Institute's Capability Maturity Model (CMM). Ebix has also earned ISO 9001:2000 certification for both its development and call center units in India. For more information, visit the Company's website at www.ebix.com

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

        Safe Harbor for Forward Looking Statements under the Private Securities Litigation Reform Act of 1995—This press release contains various forward looking statements and information that are based on management's beliefs, as well as assumptions made by, and information currently available to management, including statements regarding future economic performance and financial condition, liquidity and capital resources, acceptance of the Company's products by the market and management's plans and objectives. The Company has tried to identify such forward looking statements by use of words such as "expects," "intends," "anticipates," "plans," "believes," "will," "should," and similar expressions, but these words are not the exclusive means of identifying such statements. Such statements are subject to various risks, uncertainties and other factors which could cause actual results to vary materially from those expressed in, or implied by, the forward looking statements. Such risks, uncertainties and other factors include the extent to which the Company's new products and services can be successfully developed and marketed, the integration and other risks associated with recent and future acquisitions, the willingness of independent insurance agencies to outsource their computer and other processing needs to third parties, the Company's ability to continue to develop new products to effectively address market needs in an industry characterized by rapid technological change, the Company's dependence on the insurance industry (and in particular independent agents), the highly competitive and rapidly changing automation systems market, the Company's ability to effectively protect its applications software and other proprietary information, the Company's ability to attract and retain quality management, and software, technical sales and other personnel, the potential negative impact on the Company's outsourcing business in India from adverse publicity and possible governmental regulation, the risks of disruption of the Company's Internet connections or internal service problems, the possibly adverse effects of a substantial increase in volume of traffic on the Company's website, mainframe and other servers, possible security breaches on the Company's website and the possible effects of insurance regulation on the Company's business. Certain of these, as well as other, risks, uncertainties and other factors, are described in more detail in Ebix's periodic filings with the Securities and Exchange Commission, including the company's annual report on form 10-K for the year ended December 31, 2006, included under "Item 1. Business—Risk Factors." Except as expressly required by the federal securities laws, the Company undertakes no obligation to update any such factors or to publicly update any of the forward looking statements contained herein to reflect future events or developments or changed circumstances or for any other reason.

CONTACT:
Jesenia Jurado
Ebix, Inc.
678 -281-2036 or jjurado@ebix.com

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  Exhibit 99.1